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                 August 15, 2022

       Mary Mabey
       General Counsel
       ATN International, Inc.
       500 Cummings Center
       Beverly, Massachusetts 01915

                                                        Re: ATN International,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 9,
2022
                                                            File No. 333-266723

       Dear Ms. Mabey:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Joshua
       Shainess, Legal Branch Chief, at (202) 551-7951with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology